Exhibit 3.34

CERTIFICATE OF INCORPORATION

OF

AVIONIC INSTRUMENTS INC.

FIRST:                                                           The corporation’s name is Avionic Instruments Inc.

SECOND:                                            Its Registered Office in the state of Delaware is 1209 Orange Street, in the city of Wilmington, county of New Castle, Zip Code 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD:                                                       The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:                                           The total number of shares of stock which the Corporation shall have authority to issue is three thousand (3,000) and the par value of each such shares is one cent ($.01) amounting in the aggregate to thirty dollars ($30.00).

FIFTH:                                                          The name and mailing address of the sole incorporator is as follows:

Bernard Flanzraich

c/o Holtzmann, Wise & Shepard

745 Fifth Avenue

New York, New York 10151

SIXTH:                                                        The Corporation is to have perpetual. existence.

SEVENTH:                                      In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

(a)                                  To make, alter, or repeal the Corporation’s By-Laws.

(b)                                 To authorize and cause to be executed mortgages and liens upon the Corporation’s real and personal property.

(c)                                  To set apart out of any of the Corporation’s funds available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

(d)                                 When and as authorized by the Corporation’s stockholders in accordance with Delaware law, to sell, lease, or exchange all or substantially all of the Corporation’s property and assets (including its good will and corporate franchises) upon such terms and conditions and for such consideration (which may consist of money or property, including shares of stock in, and other securities of, any other corporation) as the Board of Directors shall deem expedient and in the Corporation’s best interest.

EIGHTH:                                                A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a Director of the corporation existing at the time of such repeal or modification.

NINTH:                                                      The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as the same may be amended and supplemented from time to time, indemnify any and all directors and officers which shall have the power to indemnify under said Section, 145 from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors and administrators of such a person. To the fullest extent permitted by Delaware law,  as it may be amended and supplemented from time to time, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

TENTH:                                                    Meetings of stockholders may be held within or without the state of Delaware, as the By-Laws may provide. The Corporation’s books may be kept (subject to applicable law) outside the state of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws. Elections of Directors need not be by written ballot, unless the By-Laws shall so provide.

ELEVENTH:                               The Corporation reserves the right to amend, alter, change, or appeal this Certificate of Incorporation, in the manner now or hereafter prescribed by Delaware law. All rights conferred upon the Corporation’s stockholders hereby are granted subject to such reservation.

I, the undersigned, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the state of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 9th day of October, 1986.

/s/ Bernard Flanzraich
Bernard Flanzraich